STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated September 21, 2006 (this “Agreement”), is by and among U.S. Energy Corporation, a Wyoming corporation (“USE”) and Crested Corp. a Colorado corporation (together with USE, “Sellers”), and DLJ MB Partners III GmbH & Co. KG, a limited company organized under the laws of Germany, DLJ Offshore Partners III, C.V., a partnership organized under the laws of the Netherland Antilles, DLJ Offshore Partners III-1, C.V., a partnership organized under the laws of the Netherland Antilles, DLJ Offshore Partners III-2, C.V., a partnership organized under the laws of the Netherland Antilles, Millennium Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership, and MBP III Plan Investors, L.P., a Delaware limited partnership (collectively, “Purchasers”).

W I T N E S S E T H:

WHEREAS, Sellers desire to sell to Purchasers shares of the common stock, par value $.01 per share (“Common Stock”), of Pinnacle Gas Resources, Inc., a Delaware corporation (the “Company”), and Purchasers desire to purchase shares of Common Stock from Sellers, upon and subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1  Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties herein made by each party to the other, Sellers agree jointly to sell, and Purchasers agree jointly to purchase from Sellers, at the Closing (as hereinafter defined), an aggregate of 2,459,102 shares of Common Stock (the “Shares”); and each Purchaser severally agrees to purchaser that number of Shares of set forth opposite such Purchaser’s name on Schedule I.

Section 1.2  Purchase Price. As consideration for the purchase and sale of the Shares, Purchasers jointly will pay, or cause to be paid, to Sellers on the Closing Date, by wire transfer of immediately available funds to the account identified on Schedule II, the sum of $13,800,000, which amount shall be allocated between Sellers as set forth on Schedule II.

Section 1.3  Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall be at such date and time as shall be mutually agreed to by the parties hereto (such date, the Closing Date”). The Closing shall take place at the offices of Akin Gump Strauss Hauer & Feld, LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas or such other place as shall be mutually agreed to by the parties hereto. Sellers will deliver to Purchasers at the Closing a certificate or certificates representing all of the Shares with duly executed stock powers attached thereto.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations and Warranties of Sellers. Sellers hereby represent and warrant to each Purchaser as follows:

(a)  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)  Each Seller has all requisite power and authority to execute and deliver into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller.

(c)  This Agreement has been duly executed and delivered by each Seller and (assuming that this Agreement is a legal, valid, and binding obligation of each other parties hereto) constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity.

(d)  The execution and delivery of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to either Seller or (B) conflict with, result in any breach of or constitute a default under (1) the Certificate of Incorporation or By-laws of either Seller, (2) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which either Seller is a party or by which either Seller may be bound or (3) any contract or other agreement or undertaking to which either Seller is a party or by which either Seller may be bound.

(e)  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, is required by or with respect to either Seller in connection with the execution and delivery of this Agreement or the consummation by either Seller of the transactions contemplated hereby except for (i) such as have been obtained prior to the date hereof and (ii) consent of Friedman Billings Ramsey & Co., Inc. to the transfer of the Shares pursuant to that certain lock-up agreement dated March 31, 2006.

(f)  Each Seller has, and upon transfer by Sellers of the Shares hereunder, Purchasers will have, good and marketable title to the Shares, free and clear of any claims, liens, encumbrances, security interests, restrictions and adverse claims of any kind or nature whatsoever. There are no outstanding subscriptions, options, warrants, rights, contracts, understandings or agreements to purchase or otherwise acquire the Shares.

Section 2.2  Representations and Warranties of Purchasers. Purchasers hereby represent and warrant to Sellers as follows:

(a)  Each Purchasers is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)  Each Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Purchaser and the consummation by each Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Purchaser.

(c)  This Agreement has been duly executed and delivered by each Purchaser and (assuming that this Agreement is a legal, valid, and binding obligation of each other parties hereto) constitutes a valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms, except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity.

(d)  The execution and delivery of this Agreement by each Purchaser and the consummation by each Purchaser of the transactions contemplated hereby will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to any Purchaser or (B) conflict with, result in any breach of or constitute a default under (1) the Certificate of Incorporation or By-laws of any Purchaser, (2) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which any Purchaser is a party or by which any Purchaser may be bound or (3) any contract or other agreement or undertaking to which any Purchaser is a party or by which any Purchaser may be bound.

(e)  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, is required by or with respect to any Purchaser in connection with the execution and delivery of this Agreement or the consummation by any Purchaser of the transactions contemplated hereby except for (i) such as have been obtained prior to the date hereof and (ii) consent of Friedman Billings Ramsey & Co., Inc. to the transfer of the Shares pursuant to that certain lock-up agreement dated March 31, 2006.

ARTICLE III
CLOSING CONDITIONS.

Section 3.1  Conditions to Each Party’s Obligations. The obligation of Purchasers to purchase the Shares at the Closing, and the obligation of Sellers to sell the Shares at the Closing, are subject to the satisfaction or mutual waiver at or prior to the Closing of the following conditions:

(a)  No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction or by any governmental or regulatory body, nor shall any statute, rule, regulation or executive order have been promulgated or enacted by any governmental authority which prevents the consummation of the transactions contemplated by this Agreement.

(b)  No action or proceeding before any court or any governmental or regulatory authority shall have been commenced by any governmental or regulatory body and shall be pending against any of the parties hereto or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated by this Agreement.

(c)  (i) Friedman, Billings, Ramsey & Co., Inc. shall have provided a waiver of the applicable lock-up provisions under that certain letter agreement, dated March 31, 2006, to the purchase and sale of the Shares hereunder (and Purchasers shall have received a true and correct copy of such waiver) or (ii) the lock-up period under such letter agreement shall have expired.

(d)  The representations and warranties of each of the parties hereto contained in this Agreement shall have been true and complete when made and shall be true and complete at and as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date.

(e)  Each of the parties hereto shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by such party at or prior to the Closing.

ARTICLE IV
MISCELLANEOUS

Section 4.1  Confidentiality; Non Disclosure. Each of the parties hereto shall, and shall cause their respective officers, directors, employees, affiliates and other agents and representatives (collectively, “Representatives”), to hold confidential all information with respect to this Agreement, including the identity of the parties hereto and the terms and provisions of the transactions contemplated hereunder. None of the parties hereto will, and each of the parties will direct their Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of, this Agreement, any of the terms, conditions or other aspects of this Agreement or the transactions contemplated hereunder. The foregoing notwithstanding, any party hereto may disclosure any such information to the extent, and only to the extent, (a) required to be so disclosed pursuant to the terms of that certain Securityholders Agreement, dated June 23, 2003, as amended, and (b) upon the advice of counsel, such information is required to be disclosed by a party hereto or any of its Representatives as a result of any applicable law (including public reporting requirements under federal and state securities laws); provided, however, that only such information that is required to be disclosed may be disclosed and, in the event any information is required to be disclosed pursuant to this clause (b), the party proposing such disclosure shall provide the other parties hereto an opportunity, reasonably in advance of any such disclosure, to review and comment on the form and content of such proposed disclosure.

Section 4.2  Exclusivity. In consideration of the covenants and agreements of Purchasers set forth herein, Sellers further agree that prior to December 31, 2006, Sellers will not¸ and will not permit any of their respective Representatives to, enter into any agreement, discussion, or negotiation with (and shall terminate any existing discussions or negotiations with), or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any other person with respect to any purchase and sale of Common Stock held by Sellers and/or any of their respective affiliates. During such period Sellers will promptly notify Purchasers of any inquiries (including the identity of the party making such inquiry) regarding any such proposed purchase and sale of Common Stock.

Section 4.3  No Brokers. Sellers and Purchasers hereby represent to each other that neither it nor any of its respective affiliates have employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions or expenses related thereto in connection with the negotiation, execution or consummation of this Agreement or any of the transactions contemplated hereby and respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its affiliates.

Section 4.4  Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 4.5  Binding Effect; Third Party Beneficiaries. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns. There are no third party beneficiaries having rights under or with respect to this Agreement.

Section 4.6  Further Assurances. If any further action is necessary or reasonably desirable to carry out this Agreement’s purposes, each party will take such further action (including executing and delivering any further instruments and documents and providing any reasonably requested information) as the other party reasonably may request.

Section 4.7  Survival of Representations, Warranties and Covenants. Each representation, warranty, covenant and obligation in this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and will not be affected by any investigation by or on behalf of the other party to this Agreement.

Section 4.8  Indemnification. Sellers will indemnify and hold harmless each Purchaser and Purchasers will indemnify and hold harmless Sellers, from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from any breach of any representation or warranty of the indemnifying party contained in this Agreement or any breach by the indemnifying party, or failure by the indemnifying party to fulfill, any covenant or agreement contained herein.

Section 4.9  Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to Sellers, to:

U.S. Energy Corporation
877 North 8th West
Riverton, WY 82501
Attention: Mark J. Larsen, President
Facsimile: (307) 857-3050

and to:

Crested Corp.
877 North 8th West
Riverton, WY 82501
Attention: Keith G. Larsen, Co-Chariman
Facsimile: (307) 857-3050

with a copy (which will not constitute notice) to:

U.S. Energy Corporation
877 North 8th West
Riverton, WY 82501
Attention: Steven R. Youngbauer,
Associate General Counsel
Facsimile: (307) 857-3050

If to Purchasers, to:

c/o Credit Suisse
Eleven Madison Avenue, 16th Floor
New York, New York 10010
Attention: Daniel Gewirtz
Facsimile: (212) 325-2663

with a copy to (which does not constitute notice) to:

Avista Capital Partners, LP
1000 Louisiana Street, Suite 1975
Houston, Texas 77002
Attention: Robert L. Cabes
Facsimile: (713) 328-1097

with a copy (which will not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002
Attention: J. Michael Chambers
Facsimile: (713) 236-0822

Section 4.10  Specific Performance; Remedies. Each party acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

Section 4.11  Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 4.12  Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

Section 4.13  Amendment. This Agreement may not be amended or modified except by a writing signed by all of the parties hereto.

Section 4.14  Extensions; Waivers. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extent to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the party of any

Section 4.15  party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

Section 4.16  Expenses. Sellers shall be responsible for, and shall promptly pay, costs and expenses incurred by Purchasers in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including, without limitation, the reasonable fees and expenses of Akin Gump Strauss Hauer & Feld, LLP, counsel to Purchasers.

Section 4.17  Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, which delivery may be made by exchange of copies of the signature page by facsimile transmission.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

DLJ MERCHANT BANKING PARTNERS III, L.P.
By: DLJ Merchant Banking III, Inc., as Managing General Partner

By: /s/ Kenneth J. Lohsen
Name: Kenneth J. Lohsen
Title: Vice President

DLJ MERCHANT BANKING III, INC., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.

By: /s/ Kenneth J. Lohsen
Name: Kenneth J. Lohsen
Title: Vice President

DLJ MERCHANT BANKING III, INC., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.

By: /s/ Kenneth J. Lohsen
Name: Kenneth J. Lohsen
Title: Vice President

DLJ MERCHANT BANKING III, INC., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.

By: /s/ Kenneth J. Lohsen
Name: Kenneth J. Lohsen
Title: Vice President

Stock Purchase Agreement—Signature Page

MILLENNIUM PARTNERS II, L.P.
By: DLJ Merchant Banking III, Inc., as Managing General Partner

By: /s/ Kenneth J. Lohsen
Name: Kenneth J. Lohsen
Title: Vice President

DLJ MB PARTNERS III GMBH & CO. KG
By: DLJ Merchant Banking III, L.P., as Managing Limited Partner
By: DLJ Merchant Banking III, LLC, as General Partner
By: DLJ Merchant Banking III, Inc., as Managing Member

By: /s/ Kenneth J. Lohsen
Name: Kenneth J. Lohsen
Title: Vice President

MBP III PLAN INVESTORS, L.P.
By: DLJ Merchant Banking III, Inc., as Managing General Partner

By: /s/ Kenneth J. Lohsen
Name: Kenneth J. Lohsen
Title: Vice President

U.S. ENERGY CORPORATION

By: /s/ Keith G. Larsen
Name: Keith G. Larsen
Title: Chief Executive Officer

CRESTED CORP.

By: /s/ Harold F. Herron
Name: Harold F. Herron
Title: President

Stock Purchase Agreement—Signature Page

SCHEDULE I

SHARE ALLOCATIONS

Purchaser:	Number of Shares:

DLJ Merchant Banking Partners III, L.P.	1,870,117

DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.	100,615

DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.	33,374

DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.	23,772

Millennium Partners II, L.P.	15,772

DLJ MB Partners III GmbH & Co., KG	10,721

MBP III Plan Investors, L.P.	404,731

Total:	2,459,102

Schedule I

SCHEDULE II

WIRING INSTRUCTIONS AND PURCHASE PRICE ALLOCATION

For the account of US Energy:	Purchase Price Allocation:
First Interstate Bank of Commerce Casper Office 104 South Wolcott P.O. Box 40 Casper, WY 82602 (307) 235-4207 ABA Number 092901683 Account of : U.S. Energy Corp. Money Market Account Number: 836888750 Federal Identification Number 83-0205516	$8,970,003.93

For the account of Crested Corp.	Purchase Price Allocation:

First Interstate Bank of Commerce Casper Office 104 South Wolcott P.O. Box 40 Casper, WY 82602 (307) 235-4207 ABA Number 092901683 Account of : Crested Corp. Money Market Account Number: 836888784 Federal Identification Number 84-0608126	$4,829,996.07

Schedule II